UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         September 10, 2014

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	954-363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

On September 10, 2014, the Board of Directors of CD International Enterprises, Inc. ( the "Company") authorized the impairment of the Company's long-lived assets, including land use rights and intangible assets, in the magnesium segment. In addition to the asset impairments disclosed in the Company's 2012 Form 10-K, the Company currently owns majority interests in Taiyuan Ruiming Yiwei Magnesium Co., Ltd., Golden Trust Magnesium Industry Co., Ltd., and Lingshi Xinghai Magnesium Industry Co., Ltd., all companies organized under the laws of People's Republic of China operating in manufacturing of magnesium ingots and alloys. In the past two years, these magnesium facilities have been idle or in minimal production capacity due to insufficient material resources and restrictions of the Laws and Regulations of the PRC. The Board of Directors deem it not economically viable of these facilities to resume full production, and determined to be in the best interest of the Company to impair the long-lived assets of these facilities.

As a result of the foregoing, the Company will record an impairment of assets totaling approximately $32.4 million, including impairment of approximately $5.4 million in Taiyuan Ruiming assets, $11.3 million in Golden Trust assets, and $15.7 million in Lingshi Xinghai assets. The Company does not anticipate that such impairment charge will result in future cash expenditures by the Company relating to these magnesium facilities. The Company intends to sell these magnesium facility assets in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD INTERNATIONAL ENTERPRISES, INC.

Date: October 17, 2014	By:	/s/ Yuejian (James) Wang
Yuejian (James) Wang Chief Executive Officer and President